For more information, contact:
William M. Lowe, Jr.
Vice President
Chief Operating Officer
Chief Financial Officer
(336) 316-5664
Unifi Announces Second Quarter Results
     GREENSBORO, N.C. – January 25, 2007 – Unifi, Inc. (NYSE:UFI) today released operating results for its second quarter ended December 24, 2006.
     Net income for the current quarter, including discontinued operations, was a net loss of $16.5 million or $0.32 per share compared to a net loss of $3.8 million or $0.07 per share for the prior December quarter. Net income from continuing operations for the current quarter was a net loss of $16.4 million or $0.32 per share compared to a net loss of $3.4 million or $0.06 per share for the prior December quarter.
     Net sales from continuing operations for the current December quarter of $156.9 million were down $34.2 million or 17.9% compared to net sales of $191.1 million for the prior year December quarter. Relatively stable sales of the Company’s nylon and textured, dyed and value-added polyester yarns in the quarter were offset by significant declines in partially oriented yarn, or POY, which were a result of the supply chain working through existing inventories.
     Bill Lowe, Chief Operating Officer and CFO for Unifi, said, “As we announced on December 7, 2006, earnings were negatively impacted by the lingering effect of higher priced POY inventory and a significant decline in POY volume during the quarter. The inventory adjustments that took place throughout the supply chain during the December quarter appear largely complete, and our POY and texturing plants are now running at expected capacities. We anticipate operating at these higher run rates and also expect to achieve mix related benefits as well during the March quarter. The transition of the Dillon manufacturing facility occurred on January 1, 2007 and appeared seamless to our customers. The facility is running at expected capacities, and we are now looking forward to improving our combined operations during this calendar year.”
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Unifi Announces Second Quarter Results – page 2
     Net income for the first half of the Company’s fiscal year 2007, including discontinued operations, was a net loss of $27.6 million or $0.53 per share compare compared to a net loss of $6.9 million or $0.13 per share for the prior year first half. Net income from continuing operations for the first half of fiscal 2007 was a net loss of $27.4 million or $0.53 per share compared to a net loss of $8.2 million or $0.16 per share for the prior year first half. Net sales for the first half of fiscal year 2007 of $326.8 were down $47.4 million or 12.7% compared to net sales of $374.2 million for the first half of fiscal year 2006.
     Total debt at the end of the current quarter was $206.1 million, which is a reduction of $58.0 million over the $264.1 million in debt at the end of the prior year December quarter, as a result of the Company’s refinancing activity in May 2006. Cash-on-hand at the end of the current December quarter was $35.6 million, which is up slightly from the September 2006 quarter of $29.5 million.
     Brian Parke, Chairman and CEO for Unifi said, “We continue to make excellent progress with our operations in China. We have many products now being sampled by critical new customers and larger scale trials are being requested. On the cost side, we have made changes that will reduce our operating costs approximately $2 million in the coming year, which will help us reach our goals. The momentum is building from the market side, and downstream opportunities are beginning to turn into solid orders.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: aio® — all-in-one performance yarns, Sorbtek®, A.M.Y.®, Mynx® UV, Repreve®, Reflexx®, MicroVista® and Satura®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit http://www.unifi.com.
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Financial Statements to Follow

Unifi Announces Second Quarter Results – page 3
UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (Amounts in Thousands Except Per Share Data)

	For the Quarters Ended		For the Six Months Ended
	December 24, 2006	December 25, 2005	December 24, 2006	December 25, 2005
Net sales	$156,895	$191,117	$326,839	$374,219
Cost of sales	154,275	181,747	315,179	356,446
Selling, general & administrative expenses	10,388	10,461	21,677	20,948
Provision (recovery) for bad debts	(1,012)	604	598	1,131
Interest expense	6,111	4,681	12,176	9,457
Interest income	(1,066)	(2,189)	(1,510)	(3,470)
Other (income) expense, net	236	303	(243)	(549)
Equity in (earnings) losses of unconsolidated affiliates	2,876	(18)	4,825	(1,842)
Write down of long-lived assets	2,002	—	3,202	1,500
Restructuring charges	—	—	—	29

Loss from continuing operations before income taxes and extraordinary item	(16,915)	(4,472)	(29,065)	(9,431)
Benefit from income taxes	(540)	(1,079)	(1,673)	(1,231)

Loss from continuing operations before extraordinary item	(16,375)	(3,393)	(27,392)	(8,200)
Income (loss) from discontinued operations, net of tax	(167)	(583)	(203)	1,346
Extraordinary gain — net of tax of $0	—	208	—	—

Net loss	$(16,542)	$(3,768)	$(27,595)	$(6,854)

Earnings (losses) per common share (basic and diluted):
Net loss — continuing operations	$(0.32)	$(0.06)	$(0.53)	$(0.16)
Net income (loss) - discontinued operations	—	(0.01)	—	0.03
Extraordinary gain	—	—	—	—

Net loss — basic and diluted	$(0.32)	$(0.07)	$(0.53)	$(0.13)

Weighted average basic and diluted shares outstanding	52,198	52,127	52,198	52,127
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Unifi Announces Second Quarter Results – page 4
UNIFI, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (Amounts in Thousands)

	December 24, 2006	June 25, 2006
Assets
Cash and cash equivalents	$35,612	$35,317
Receivables, net	77,486	93,236
Inventories	115,386	116,018
Deferred income taxes	11,982	11,739
Assets held for sale	15,419	15,419
Other current assets	11,287	9,229

Total current assets	267,172	280,958

Property, plant and equipment	219,461	239,696
Investments in unconsolidated affiliates	184,210	190,217
Other noncurrent assets	22,766	21,766

	$693,609	$732,637

Liabilities and Shareholders’ Equity
Accounts payable	$60,518	$68,916
Accrued expenses	18,569	23,869
Income taxes payable	373	2,303
Current maturities of long-term debt and other current liabilities	8,056	6,330

Total current liabilities	87,516	101,418

Long-term debt and other liabilities	203,691	202,405
Deferred income taxes	44,159	45,861
Shareholders’ equity	358,243	382,953

	$693,609	$732,637

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Unifi Announces Second Quarter Results – page 5
UNIFI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Amounts in Thousands)

	For the Six Months Ended
	December 24, 2006	December 25, 2005
Cash and cash equivalents at beginning of period	$35,317	$105,621
Operating activities:
Net loss	(27,595)	(6,854)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
(Income) loss from discontinued operations	203	(1,346)
Net (earnings) loss of unconsolidated equity affiliates, net of distributions	4,825	288
Depreciation	21,449	24,688
Amortization	557	642
Stock based compensation	1,238	289
Net (gain) loss on asset sales	241	(365)
Non-cash write down of long-lived assets	3,202	1,500
Non-cash portion of restructuring charges	—	29
Deferred income tax	(1,945)	(2,533)
Provision (recovery) for bad debts	598	1,131
Key executive life insurance proceeds, net	—	983
Other	20	(1,275)
Change in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments	1,357	443

Net cash provided by continuing operating activities	4,150	17,620

Investing activities:
Capital expenditures	(3,341)	(7,614)
Acquisitions	(393)	(30,388)
Investment in foreign restricted assets	—	158
Collection of notes receivable	734	236
Change in restricted cash	—	2,766
Proceeds from sale of capital assets	30	2,376
Return of capital from equity affiliates	229	—
Key executive life insurance premiums	(166)	—
Other	(362)	(210)

Net cash used in investing activities	(3,269)	(32,676)

Financing activities:
Payment of long-term debt	(290)	(24,407)
Other	(309)	40

Net cash used in financing activities	(599)	(24,367)

Cash flows of discontinued operations:
Operating cash flow	(50)	(4,640)
Investing cash flow	—	23,062

Net cash provided by (used in) discontinued operations	(50)	18,422

Effect of exchange rate changes on cash and cash equivalents	63	399

Net increase (decrease) in cash and cash equivalents	295	(20,602)

Cash and cash equivalents at end of period	$35,612	$85,019

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Unifi Announces Second Quarter Results – page 6
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, the Company’s ability to integrate fully the newly-acquired Dillon operations and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.
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